Exhibit 99.4

CONSENT OF PROSPECTIVE DIRECTOR
In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Amendment No. 2 to Registration Statement on Form S-4 of Enterprise Financial Services Corp (“Enterprise”) and all amendments thereto (the “Registration Statement”), as a person who is to become a director of Enterprise upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of November 1, 2018, between Enterprise and Trinity Capital Corporation) and to the filing of this consent as an exhibit to this Registration Statement.

/s/ JAMES F. DEUTSCH
James F. Deutsch
January 22, 2018